EXHIBIT 10.39
Customer Agreement


Thank you for doing business with us. We strive to provide you with high quality Products and Services. If, at any time, you have any questions or problems, or are not completely satisfied, please let us know. Our goal is to do our best for you.

This  IBM  Customer   Agreement   (called  the   "Agreement")   covers  business
transactions you may do with us to purchase Machines, license Programs, and acquire Services.

This Agreement and its applicable Attachments and Transaction Documents are the complete agreement regarding these transactions, and replace any prior oral or written communications between us.

By signing below for our respective Enterprises, both of us agrees to the terms of this Agreement. Once signed, 1) any reproduction of this Agreement, an Attachment, or Transaction Document made by reliable means (for example, photocopy or facsimile) is considered an original and 2) all Products and Services you order under this Agreement are subject to it.



Agreed to: (Enterprise name)         Agreed to:
                                     International Business Machines Corporation


By_____________________________      By______________________________________
Authorized Signature                     Authorized Signature

Name (type or print):                Name (type or print):

Date:                                Date:

Enterprise Number:                   Agreement Number:

Enterprise Address:                  IBM address:



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Customer Agreement
Table of Contents


Section   Title                              Page      Section   Title                       Page
-------------------------------------------------      ------------------------------------------
Part 1 -  General                             3        Part 4 -  Programs                    13
1.1       Definitions                         3        4.1       License                     13
1.2       Agreement Structure                 4        4.2       License Details             13
                                              4        4.3       Program Components Not
1.3       Delivery                                               Used on the Designated      13
                                                                 Machines
                                              5        4.4       Distributed System License
1.4       Charges and Payment                                    Option                      13
1.5       Changes to the Agreement            5        4.5       Program Testing             14
          Terms
1.6       IBM Business Partners               6        4.7       Packaged Programs           14
1.7       Mutual Responsibilities             6        4.8       Program Services            14
1.8       Your Other Responsibilities         6        4.9       License Termination         14
1.9       Patents and Copyrights              7
1.10      Limitation of Liability             7
1.11      Agreement Termination               8

1.12      Geographic Scope                    8        Part 5 - Services                     15

1.13      Governing Law                       8
                                                       5.1       IBM Services                15
Part 2 -  Warranties                           9       5.2       Personnel                   15
                                                       5.3       Materials Ownership and     15
                                                                 License
2.1       The IBM Warranties                   9       5.4       Changes to Service Terms    15
2.2       Extent of Warranty                   9       5.5       Renewal                     16
2.3       Items Not Covered By                10       5.6       Termination and Withdrawal
                                                                 Warranty                    16
                                                       5.7       Service for Machines (during
                                                                 and after warranty)         16
                                                       5.8       Maintenance Coverage        17
Part 3 -  Machines                            11

3.1       Title and Risk of Loss              11
3.2       Production Status                   11
3.3       Installation                        11
3.4       Licensed Internal Code              11
3.5       Machine Code                        12



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Customer Agreement
Part 1  -  General

1.1    Definitions
           Customer-set-up Machine is an IBM Machine that you install according to our instructions. Date of Installation is the following:

     1. for an IBM Machine we are responsible for installing, the business day after the day we install it or, if you defer installation, make it available to you for subsequent installation by us;

     2. for a Customer-set-up Machine and a non-IBM Machine, the second business day after the Machine's standard transit allowance period; and

     3.   for a Program, the latest of -

          a.   the day after its testing period ends,

          b. the second business day after the Program's standard transit allowance period, or

          c. the date, specified in a Transaction Document, on which we authorize you to make a copy of the Program, or

          d. the date you distribute a copy of a chargeable component in support of your authorized use of the Program.

           Designated Machine is either 1) the machine on which you will use a Program for processing and which we require you to identify to us by type/model and serial number, or 2) any machine on which you use the Program if we do not require you to provide this identification to us.

     Enterprise is any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent. The term "Enterprise" applies only to the portion of the enterprise located in the United States or Puerto Rico.

     Machine is a machine, its features, conversions, upgrades, elements, or accessories, or any combination of them. The term "Machine" includes an IBM Machine and any non-IBM Machine (including other equipment) that we may provide to you.

     Materials are literary works or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that we may deliver to you as part of a Service. The term "Materials" does not include Programs or Licensed Internal Code.

     Product is a Machine or a Program.

     Program is the following, including the original and all whole or partial copies:

     1.   machine-readable instructions and data;

     2.   components;

     3.   audio-visual content (such as images, text, recordings,  or pictures);
          and

     4.   related licensed materials.

     The term "Program" includes an IBM Program and any non-IBM Program that we may provide to you. The term does not include Licensed Internal Code or Materials.

     Service is performance of a task, provision of advice and counsel, assistance, or access to a resource (such as access to an information database) we make available to you.

     Specifications  is a  document  that  provides  information  specific  to a
     Product. For an IBM Machine, we call the document "Official Published Specifications." For an IBM Program, we call it "Licensed Program Specifications," or "License Information."



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     Specified  Operating  Environment is the Machines and Programs with which a
     Program  is  designed   to  operate,   as   described   in  the   Program's
     Specifications.

1.2        Agreement Structure

     Attachments

     Some Products and Services have terms in addition to those we specify in this Agreement. We provide the additional terms in documents called "Attachments," which are also part of this Agreement. Attachments will be signed by both of us if requested by either of us.

     Transaction Documents

     For each business transaction, we will provide you with the appropriate "Transaction Documents" that confirm the specific details of the transaction. Transaction Documents will be signed by both of us if requested by either of us. The following are examples of Transaction Documents with examples of the information they may contain:

     1.   addenda (contract-period duration, start date, and total quantity);

     2.   exhibits (eligible Products by category);

     3.   invoices (item, quantity, and amount due);

     4. statements of work (scope of Services, responsibilities, deliverables, completion criteria, estimated schedule or contract period, and charges); and

     5. supplements (Machine quantity and type ordered, price, estimated shipment date, and warranty period).

     Conflicting Terms

     If there is a conflict among the terms in the various documents, those of an Attachment prevail over those of this Agreement. The terms of a Transaction Document prevail over those of both of these documents.

     Our Acceptance of Your Order

     A Product or Service becomes subject to this Agreement when we accept your order by doing any of the following:

     1.   sending you a Transaction Document;

     2.   shipping the Machine or making the Program available to you; or

     3.   providing the Service.

     Your Acceptance of Additional Terms

     You accept the additional terms in an Attachment or Transaction Document by doing any of the following:

     1. signing the Attachment or Transaction Document;

     2. using the Product or Service, or allowing others to do so; or

     3. making any payment for the Product or Service.




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1.3     Delivery
           We will try to meet your delivery requirements for Products and Services you order, and will inform you of their status.
           Transportation charges, if applicable, will be specified in a Transaction Document.

1.4    Charges and Payment
           The amount payable for a Product or Service will be based on one or more of the following types of charges:

     1.   one-time (for example, the price of a Machine);

     2. recurring (for example, a periodic charge for Programs or measured use of Services);

     3.   time and materials (for example, charges for hourly Services); or

                4. fixed price (for example, a specific amount agreed to between us for a custom Service).

     Depending on the particular Product, Service, or circumstance, additional charges may apply (such as special handling or travel related expenses). We will inform you in advance whenever additional charges apply.

     Recurring charges for a Product begin on its Date of Installation. Charges for Services are billed as we specify which may be in advance, periodically during the performance of the Service, or after the Service is completed.

     Amounts are due upon receipt of invoice and payable as we specify in a Transaction Document. You agree to pay accordingly, including any late payment fee.

     If any authority imposes a duty, tax, levy, or fee, excluding those based on our net income, upon any transaction under this Agreement, then you agree to pay that amount as specified in the invoice or supply exemption documentation. You are responsible for personal property taxes for each Product from the date we ship it to you.

     One-time and recurring charges may be based on measurements of actual or authorized use (for example, number of users or processor size for Programs, meter readings for maintenance Services, or connect time for network Services). You agree to provide actual usage data if we specify. If you make changes to your environment that impact use charges (for example, change processor size or configuration for Programs), you agree to promptly notify us and pay any applicable charges. Recurring charges will be adjusted accordingly. Unless we agree otherwise, we do not give credits or refunds for charges already due or paid. In the event that we change the basis of measurement, our terms for changing charges will apply.

     We may increase recurring charges for Products and Services, as well as labor rates and minimums for Services provided under this Agreement, by giving you three months' written notice. An increase applies on the first day of the invoice or charging period on or after the effective date we specify in the notice.

     We may increase one-time charges without notice. However, an increase to one-time charges does not apply to you if 1) we receive your order before the announcement date of the increase and 2) one of the following occurs within three months after our receipt of your order:

     1.   we ship you the Machine or make the Program available to you;

     2. you make an authorized copy of a Program or distribute a chargeable component of a Program to another Machine; or

     3. a Program's increased use charge becomes due. You receive the benefit of a decrease in charges for amounts which become due on or after the effective date of the decrease. Services for which you prepay must be used within the applicable contract period. Unless we specify otherwise, we do not give credits or refunds for unused prepaid Services.



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1.5    Changes to the Agreement Terms
           In order to maintain flexibility in our business relationship, we may change the terms of this Agreement by giving you three months' written notice. However, these changes are not retroactive. They apply, as of the effective date we specify in the notice, only to new orders and on-going transactions (such as licenses, except that changes to license termination terms are effective only for new orders). Part 5 of this Agreement contains additional provisions for changes to the terms of individual Service transactions.
           Otherwise, for a change to be valid, both of us must sign it. Additional or different terms in any written communication from you (such as an order) are void.

1.6    IBM Business Partners
           We have signed agreements with certain organizations (called "IBM Business Partners") to promote, market, and support certain Products and Services. When you order our Products or Services (marketed to you by IBM Business Partners) under this Agreement, we confirm that we are responsible for providing the Products or Services to you under the warranties and other terms of this Agreement. We are not responsible for 1) the actions of IBM Business Partners, 2) any additional obligations they have to you, or 3) any products or services that they supply to you under their agreements.

1.7     Mutual Responsibilities
           Both of us agree that under this Agreement:

     1. neither of us grants the other the right to use its trademarks, trade names, or other designations in any promotion or publication without prior written consent;

     2. all information exchanged is nonconfidential. If either of us requires the exchange of confidential information, it will be made under a signed confidentiality agreement;

     3.   each is free to enter into similar agreements with others;

     4. each grants the other only the licenses and rights specified. No other licenses or rights (including licenses or rights under patents) are granted;

     5. each may communicate with the other by electronic means and such communication is acceptable as a signed writing. An identification code (called a "user ID") contained in an electronic document is legally sufficient to verify the sender's identity and the document's authenticity;

     6. each will allow the other reasonable opportunity to comply before it claims that the other has not met its obligations;

     7. neither of us will bring a legal action more than two years after the cause of action arose; and

     8. neither of us is responsible for failure to fulfill any obligations due to causes beyond its control.

1.8    Your Other Responsibilities
           You agree:

     1. not to assign, or otherwise transfer, this Agreement or your rights under this Agreement, delegate your obligations, or resell any Service, without our prior written consent. Any attempt to do so is void;

     2. to acquire Machines with the intent to use them within your Enterprise and not for reselling, leasing, or transferring to a third party, unless either of the following applies:

          a.   you are arranging lease-back financing for the Machines, or

          b. you purchase them without any discount or allowance, and do not remarket them in competition with our authorized remarketers;

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     3.   to allow us to install  mandatory  engineering  changes (such as those required for safety) on a Machine. Any parts we remove become our property. You represent that you have the permission from the owner and any lien holders to transfer ownership and possession of removed parts to us;

     4. that you are responsible for the results obtained from the use of the Products and Services;

     5. to provide us with sufficient, free, and safe access to your facilities for us to fulfill our obligations; and

     6.   to comply with all applicable export and import laws and regulations.

1.9    Patents and Copyrights
           For purposes of this Section, the term "Product" includes Materials (alone or in combination with Products we provide to you as a system) and Licensed Internal Code.

     If a third party claims that a Product we provide to you infringes that party's patent or copyright, we will defend you against that claim at our expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that you:

     1.   promptly notify us in writing of the claim; and

     2. allow us to control, and cooperate with us in, the defense and any related settlement negotiations.

     If such a claim is made or appears likely to be made, you agree to permit us to enable you to continue to use the Product, or to modify it, or replace it with one that is at least functionally equivalent. If we determine that none of these alternatives is reasonably available, you agree to return the Product to us on our written request. We will then give you a credit equal to:

     1. for a Machine, your net book value provided you have followed generally-accepted accounting principles;

     2. for a Program, the amount paid by you or 12 months' charges (whichever is less); and

     3. for Materials, the amount you paid us for the Materials. This is our entire obligation to you regarding any claim of infringement.

           Claims for Which We are Not Responsible

     We have no obligation regarding any claim based on any of the following:

     1.   anything you provide which is incorporated into a Product;

     2. your modification of a Product, or a Program's use in other than its Specified Operating Environment;

     3. the combination, operation, or use of a Product with other Products not provided by us as a system, or the combination, operation, or use of a Product with any product, data, or apparatus that we did not provide; or

     4. infringement by a non-IBM Product alone, as opposed to its combination with Products we provide to you as a system.

1.10   Limitation of Liability
           Circumstances may arise where, because of a default on our part or other liability, you are entitled to recover damages from us. In each such instance, regardless of the basis on which you are entitled to claim damages from us (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), we are liable for no more than:

     1. payments referred to in our patents and copyrights terms described above;


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     2.   damages  for  bodily  injury  (including  death)  and  damage  to real property and tangible personal property; and

     3. the amount of any other actual direct damages, up to the greater of $100,000 or the charges (if recurring, 12 months' charges apply) for the Product or Service that is the subject of the claim. For purposes of this item, the term "Product" includes Materials and Licensed Internal Code. This limit also applies to any of our subcontractors and Program developers. It is the maximum for which we and our subcontractors and Program developers are collectively responsible.


           Items for Which We are Not Liable
           Under no circumstances are we, our subcontractors, or Program developers liable for any of the following:

     1. third-party claims against you for damages (other than those under the first two items listed above);

     2.   loss of, or damage to, your records or data; or

     3.   special,   incidental,   or  indirect  damages  or  for  any  economic
          consequential damages (including lost profits or savings), even if we are informed of their possibility.

1.11  Agreement Termination
           You may terminate this Agreement on written notice to us following the expiration or termination of your obligations.

           Either of us may terminate this Agreement if the other does not comply with any of its terms, provided the one who is not complying is given written notice and reasonable time to comply. Any terms of this Agreement which by their nature extend beyond the Agreement termination remain in effect until fulfilled, and apply to both of our respective successors and assignees.

1.12  Geographic Scope
           All your rights, all our obligations, and all licenses (except for Licensed Internal Code and as specifically granted) are valid only in the United States and Puerto Rico.

1.13  Governing Law
           The laws of the State of New York govern this Agreement.

           Nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract.



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Customer Agreement
Part 2 - Warranties

2.1    The IBM Warranties

           Warranty for IBM Machines For each IBM Machine, we warrant that it:

                 1.  is free from defects in materials and workmanship; and

                 2.  conforms to its Specifications.

           The warranty period for a Machine is a specified, fixed period commencing on its Date of Installation. During the warranty period, we provide repair and exchange Service for the Machine, without charge, under the type of Service we designate for the Machine.
           If a Machine does not function as warranted during the warranty period and we are unable to either 1) make it do so, or 2) replace it with one that is at least functionally equivalent, you may return it to us and we will refund your money.
           Additional terms regarding Service for Machines during and after the warranty period are contained in Part 5.

           Warranty for IBM Programs
           For each warranted IBM Program, we warrant that when it is used in the Specified Operating Environment, it will conform to its Specifications. The warranty period for a Program expires when its Program Services are no longer available. During the warranty period, we provide defect-related Program Services without charge. Program Services are available for a warranted Program for at least one year following its general availability.

           If a Program does not function as warranted during the first year after you obtain your license and we are unable to make it do so, you may return the Program to us and we will refund your money. To be eligible, you must have obtained your license while Program Services (regardless of the remaining duration) were available for it. Additional terms regarding Program Services are contained in Part 4.

           Warranty for IBM Services
           For each IBM Service, we warrant that we perform it:

                 1.  using reasonable care and skill; and

                 2.  according  to   its  current  description  ( including  any
                completion criteria) contained in this Agreement, an Attachment, or a Transaction Document.

           Warranty for Systems
           Where we provide Products to you as a system, we warrant that they are compatible and will operate with one another. This warranty is in addition to our other applicable warranties.

2.2    Extent of Warranty
           If a Machine is subject to federal or state consumer warranty laws, our statement of limited warranty included with the Machine applies in place of these Machine warranties.



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           The  warranties  will be voided by  misuse,  accident,  modification, unsuitable physical or operating environment, operation in other than the Specified Operating Environment, improper maintenance by you, removal or alteration of Product or parts identification labels, or failure caused by a product for which we are not responsible.

           THESE WARRANTIES ARE YOUR EXCLUSIVE WARRANTIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.3    Items Not Covered by Warranty
           We do not warrant uninterrupted or error-free operation of a Product or Service or that we will correct all defects. We will identify IBM Products that we do not warrant.
           Unless we specify otherwise, we provide Materials, non-IBM Products, and non-IBM Services WITHOUT WARRANTIES OF ANY KIND. However, non-IBM manufacturers, suppliers, or publishers may provide their own warranties to you.




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Customer Agreement
Part 3 - Machines

3.1    Title and Risk of Loss
           When we accept your order, we agree to sell you the Machine described in a Transaction Document. We transfer title to you or, if you choose, your lessor when we ship the Machine. However, we reserve a purchase money security interest in the Machine until we receive the amounts due. For a feature, conversion, or upgrade involving the removal of parts which become our property, we reserve the security interest until we receive the amounts due and the removed parts. You agree to sign an appropriate document to permit us to perfect our purchase money security interest. We bear the risk of loss for the Machine up to and including its Date of Installation. Thereafter, you assume the risk.

3.2    Production Status
           Each IBM Machine is manufactured from new parts, or new and used parts. In some cases, a Machine may not be new and may have been previously installed. Regardless of a Machine's production status, our appropriate warranty terms apply.

3.3    Installation
           For the Machine to function properly, it must be installed in a suitable physical environment. You agree to provide an environment meeting the specified requirements for the Machine. We have standard installation procedures. We will successfully complete these procedures before we consider an IBM Machine (other than a Machine for which you defer installation or a Customer- set-up Machine) installed.
           You are responsible for installing a Customer-set-up Machine (we provide instructions to enable you to do so) and a non-IBM Machine.

           Machine Features, Conversions, and Upgrades
           We sell features, conversions, and upgrades for installation on Machines, and, in certain instances, only for installation on a designated, serial-numbered Machine. Many of these transactions involve the removal of parts and their return to us. As applicable, you represent that you have the permission from the owner and any lien holders to 1) install features, conversions, and upgrades and 2) transfer ownership and possession of removed parts (which become our property) to us. You further represent that all removed parts are genuine and unaltered, and in good working order. A part that replaces a removed part will assume the warranty or maintenance Service status of the replaced part. You agree to allow us to install the feature, conversion, or upgrade within 30 days of its delivery. Otherwise, we may terminate the transaction and you must return the feature, conversion, or upgrade to us at your expense.

3.4    Licensed Internal Code
           Certain Machines we specify (called "Specific Machines") use Licensed Internal Code (called "Code"). We own copyrights in Code or have the right to license Code. We or a third party own all copies of Code, including all copies made from them.
           We will identify each Specific Machine in a Transaction Document. If you are the rightful possessor of a Specific Machine, we grant you a license to use the Code (or any replacement we provide) on, or in conjunction with, only the Specific Machine, designated by serial



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           number, for which the Code is provided.  We  license the Code to only one rightful possessor at a time.

           Under each license, we authorize you to do only the following:

          1. execute the Code to enable the Specific Machine to function according to its Specifications;

          2. make a backup or archival copy of the Code (unless we make one available for your use), provided you reproduce the copyright notice and any other legend of ownership on the copy. You may use the copy only to replace the original, when necessary; and

          3. execute and display the Code as necessary to maintain the Specific Machine. You agree to acquire any replacement for, or additional copy of, Code directly from us in accordance with our standard policies and practices. You also agree to use that Code under these terms. You may transfer possession of the Code to another party only with the transfer of the Specific Machine. If you do so, you must 1) destroy all your copies of the Code that were not provided by us, 2) either give the other party all your IBM-provided copies of the Code or destroy them, and 3) notify the other party of these terms. We license the other party when it accepts these terms by initial use of the Code. These terms apply to all Code you acquire from any source. Your license terminates when you no longer rightfully possess the Specific Machine.

           Actions You May Not Take
           You agree to use the Code only as authorized above. You may not do, for example, any of the following:

          1. otherwise copy, display, transfer, adapt, modify, or distribute the Code (electronically or otherwise), except as we may authorize in the Specific Machine's Specifications or in writing to you;

          2. reverse assemble, reverse compile, or otherwise translate the Code unless expressly permitted by applicable law without the possibility of contractual waiver;

          3.   sublicense or assign the license for the Code; or

          4.   lease the Code or any copy of it.

3.5    Machine Code
           For certain Machines we may provide basic input/output system code, utilities, diagnostics, device drivers, or microcode (collectively called "Machine Code"). This Machine Code is licensed under the terms of the agreement provided with it.

Customer Agreement
Part 4 - Programs

4.1    License
           When we accept your order, we grant you a non-exclusive, nontransferable license to use the Program. Programs are owned by International Business Machines Corporation or one of its subsidiaries ("IBM") or an IBM supplier and are copyrighted and licensed (not sold).

4.2    License Details
           Under each license, we authorize you to:

          1. use the Program's machine-readable portion on only the Designated Machine. If the Designated Machine is inoperable, you may use another Machine temporarily. If the Designated Machine cannot assemble or compile the Program, you may assemble or compile the Program on another Machine.

               If you change a Designated Machine previously identified to us, you agree to notify us of the change and its effective date;

          2. use the Program to the extent of authorizations you have acquired;

          3. make and install copies of the Program, to support the level of use authorized, provided you reproduce the copyright notices and any other legends of ownership on each copy or partial copy; and

          4.   use any portion of the Program we 1) provide in source  form,  or
               2) mark restricted (for example, "Restricted Materials of IBM") only to -

               a.   resolve problems related to the use of the Program, and

               b. modify the Program so that it will work together with other products. You agree to comply with any additional terms we may place on a Program. We identify these in the Program's Specifications or in a Transaction Document.

           Actions You May Not Take
           You agree not to:

          1. reverse assemble, reverse compile, or otherwise translate the Program; or

          2.   sublicense, rent or lease the Program.

4.3    Program Components Not Used on the Designated Machine
           Some Programs have components that are designed for use on machines other than the Designated Machine on which the Program is used. You may make copies of a component and its documentation in support of your authorized use of the Program provided you notify us of the component's actual date of distribution.

4.4    Distributed System License Option
           For some Programs, you may make a copy under a Distributed System License Option (called a "DSLO" copy). We charge less for a DSLO copy than we do for the original license (called the "Basic" license). In return for the lesser charge, you agree to do the following while licensed under a DSLO:

          1.   have a Basic license for the Program;

          2. provide problem documentation and receive Program Services (if any) only through the location of the Basic license; and

          3. distribute to, and install on, the DSLO's Designated Machine, any release, correction, or bypass that we provide for the Basic license.

4.5    Program Testing
           We provide a testing period for certain Programs to help you evaluate if they meet your needs. If we offer a testing period, it will start
           1) the second business day after the Program's standard transit allowance period, or 2) on another date specified in a Transaction Document. We will inform you of the duration of the Program's testing period.
           We do not provide testing periods for DSLO copies.

4.6    Packaged Programs

           We  provide  certain   Programs   together  with  their  own  license
           agreements. These Programs are licensed under the terms of the agreements provided with them.

4.7    Program Protection

           For each Program, you agree to:

          1. ensure that anyone who uses it (accessed either locally or remotely) does so only for your authorized use and complies with our terms regarding Programs; and

          2. maintain a record of all copies and provide it to us at our request.

4.8    Program Services
           We provide Program Services for warranted Programs and for selected other Programs. If we can reproduce your reported problem in the Specified Operating Environment, we will issue defect correction information, a restriction, or a bypass. We provide Program Services for only the unmodified portion of a current release of a Program.
           We provide Program Services 1) on an on-going basis (with at least six months' written notice before we terminate Program Services), 2) until the date we specify, or 3) for a period we specify.

4.9    License Termination
           You may terminate the license for a Program on one month's written notice or at any time during the Program's testing period. Licenses for certain replacement Programs may be acquired for an upgrade charge. When you acquire these replacement Programs, you agree to terminate the license of the replaced Programs when charges become due, unless we specify otherwise.

           We may terminate your license if you fail to comply with its terms. If we do so, your authorization to use the Program is also terminated.

Customer Agreement
Part 5 - Services

5.1    IBM Services

           Services may be either standard offerings or customized to your specific requirements. Each service transaction may include one or more Services that:

          1.   expire at task completion or an agreed upon date;

          2. automatically renew as another transaction with a specified contract period. Renewals will continue until either of us terminates the Service; or

          3. do not expire and are available for your use until either of us terminates the Service.

5.2    Personnel

           Each of us is responsible for the supervision, direction, and control of our respective personnel. We reserve the right to determine the assignment of our personnel. We may subcontract a Service, or any part of it, to subcontractors selected by us.

5.3    Materials Ownership and License

           We will specify Materials to be delivered to you. We will identify them as being "Type I Materials," "Type II Materials," or otherwise as we both agree. If not specified, Materials will be considered Type II Materials.
           Type I Materials are those, created during the Service performance period, in which you will have all right, title, and interest (including ownership of copyright). We will retain one copy of the Materials. You grant us 1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based on Type I Materials and 2) the right to authorize others to do any of the former. Type II Materials are those, created during the Service performance period or otherwise (such as those that preexist the Service), in which we or third parties have all right, title, and interest (including ownership of copyright). We will deliver one copy of the specified Materials to you. We grant you an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, and distribute, within your Enterprise only, copies of Type II Materials. Each of us agrees to reproduce the copyright notice and any other legend of ownership on any copies made under the licenses granted in this Section.
           Any idea, concept, know-how, or technique which relates to the subject matter of a Service and is developed or provided by either of us, or jointly by both of us, in the performance of a Service may (subject to applicable patents an copyrights) be freely used by either of us.

5.4    Changes to Service Terms

           We may change the terms of Services that are renewable or non-expiring by giving you three months' written notice. However, these changes are not retroactive. They apply immediately to renewal transactions and as of the effective date we specify in the notice to all existing transactions. If we make a change to the terms of a renewable Service that 1) affects your current contract period and 2) you consider unfavorable, on your request, we will defer it until the end of that contract period.

           When both of us agree to change any Services statement of work other than as described above, we will prepare a written description of the agreed change (called a "Change Authorization"), which both of us must sign. The terms of a Change Authorization prevail over those of the statement of work and any previous Change Authorizations.

5.5    Renewal
           Renewable Services renew automatically for a same length contract period unless either of us provides written notification (at least one month prior to the end of the current contract period) to the other of their decision not to renew.

5.6    Termination and Withdrawal
           Either of us may terminate a Service if the other does not meet its obligations concerning the Service. You may terminate a non-expiring Service, without adjustment charge, on one month's written notice to us provided you have met all minimum requirements specified in the applicable Attachments and Transaction Documents.
           You may terminate a renewable Service or a non-expiring maintenance Service, without adjustment charge, on notice to us provided you have met all minimum requirements specified in the applicable Attachments and Transaction Documents and any of the following circumstances occur:

          1. you permanently remove the eligible Product, for which the Service is provided, from productive use within your Enterprise;

          2. the eligible location, for which Service is provided, is no longer controlled by you (for example, because of sale or closing of the facility);

          3. an increase in the Service charges, either alone or in combination with prior increases over the previous twelve months, is more than the maximum specified in the applicable Service Transaction Document. If no maximum is specified, then this circumstance does not apply; or

          4. the Machine has been under maintenance Services for at least six months and you give us one month's written notice prior to terminating the maintenance Service.

           For all other circumstances, you may terminate an expiring or renewable Service on one month's written notice to us but such termination will result in adjustment charges equal to the lesser of:

          1.   the charges remaining to complete the contract period; or

          2.   one of the following if specified in the Transaction Document --

               a. the charges remaining to complete the contract period multiplied by the adjustment factor specified, or

               b.   the amount specified.

           You agree to pay us for all Services we provide and any Products and Materials we deliver through Service termination and any charges we incur in terminating subcontractors. We may withdraw a renewable or non-expiring Service or support for an eligible Product on three months' written notice to you. If we withdraw a Service for which you have prepaid and we have not yet fully provided it to you, we will give you a prorated refund. Any terms which by their nature extend beyond termination or withdrawal remain in effect until fulfilled and apply to respective successors and assignees.

5.7    Services for Machines (during and after warranty)
           We provide certain types of repair and exchange Service either at your location or at a service center to keep Machines in, or restore them to conformance with their Specifications. We will inform you of the available types of Service for a Machine. We may repair the failing Machine or exchange it at our discretion.

           When the type of Service requires that you deliver the failing Machine to us, you agree to ship it suitably packaged (prepaid unless we specify otherwise) to a location we designate. After we have repaired or exchanged the Machine, we will return it to you at our expense unless we specify otherwise. We are responsible for loss of, or damage to, your Machine while it is 1) in our possession or 2) in transit in those cases where we are responsible for the transportation charges. You agree to:

          1. obtain authorization from the owner to have us service a Machine that you do not own; and

          2.   where applicable, before we provide Service --

               a. follow the problem determination, problem analysis, and service request procedures that we provide,

               b. secure all programs, data, and funds contained in a Machine, and

               c.   inform us of changes in a Machine's location.

           When Service involves the exchange of a Machine or part, the item we replace becomes our property and the replacement becomes yours. You represent that all removed items are genuine and unaltered. The replacement may not be new, but it will be in good working order and at least functionally equivalent to the item replaced. The replacement assumes the warranty or maintenance Service status of the replaced item. Before we exchange a Machine or part, you agree to remove all features, parts, options, alterations, and attachments not under our service. You also agree to ensure that the item is free of any legal obligations or restrictions that prevent its exchange. Any feature, conversion, or upgrade we service must be installed on a Machine which is 1) for certain Machines, the designated, serial-numbered Machine and 2) at an engineering-change level compatible with the feature, conversion, or upgrade.
           Repair and exchange Services do not cover:

          1. accessories, supply items, and certain parts, such as batteries, frames, and covers;

          2. Machines damaged by misuse, accident, modification, unsuitable physical or operating environment, improper maintenance by you;

          3. Machines with removed or altered Machine or parts identification labels;

          4.   failures caused by a product for which we are not responsible; or

          5.   service of Machine alterations.

           We manage and install engineering changes that apply to IBM Machines and may also perform preventative maintenance. We provide maintenance Services for selected non-IBM Machines.

5.8    Maintenance Coverage
           When you order Machine maintenance Services under this Agreement, we will inform you of the date on which maintenance Services will begin. We may inspect the Machine within one month following that date. If the Machine is not in an acceptable condition for service, you may have us restore it for a charge. Alternatively, you may withdraw your request for maintenance Service. However, you will be charged for any maintenance Services which we performed at your request.

     After signing, please return a copy of this Agreement to the local "IBM address" shown above.

----------------------------------------------

----------------------------------------------

----------------------------------------------

                                STATEMENT OF WORK
                                Table of Contents

 1.0           Executive Summary                                        1
 1.1           Background                                               3
 1.2           Approach                                                 3
 1.3           Staffing                                                 4
 2.0           Statement of Work                                        5
 2.1           Project Scope                                            5
 2.2           Key Assumptions                                          6
 2.3           IBM Responsibilities                                    11
 2.3.1         Perform Project Management                              11
 2.3.2         Orient Project Team                                     12
 2.3.3         Project Office Services                                 12
 2.3.4         Site Survey                                             13
 2.3.5         Network Design Services                                 13
 2.3.6         Data Cabling Services                                   14
 2.3.7         TouchPort Implementation Services                       16
 2.3.8         TouchPort Support Services                              16
 2.3.9         TouchPort Warranty and Maintenance Services             17
 2.3.10        TouchPort Web Site Hosting Services                     18
 2.4           SSP/OASiS Responsibilities                              19
 2.4.1         SSP/OASiS Project Manager                               19
 2.4.2         Other Responsibilities                                  20
 2.4.3         Laws, Regulations, and Statutes                         21
 2.4.4         Space and Facilities                                    21
 2.4.5         Security                                                21
 2.5           Deliverable Materials                                   22
 2.6           Completion Criteria                                     23
 2.7           Year 2000                                               24
 2.8           Termination                                             25
 2.9           Estimated Schedule                                      27
 2.10          Charges                                                 28
 2.10          Definition of Terms                                     30
 Appendix A    Deliverable Guidelines                                  30
 A.1           Monthly Status Report                                   31


 A.2           Design and Implementation Reports                      31
 A.3           End User Support: Monthly Usage Reports                31
 Appendix B    Project Change Control Procedure                       34
 Appendix C    Hardware/Software                                      34
 Appendix D    Signature Document                                     35
 Appendix E    Review and Approval Procedure                          36

           1.0 Executive Summary

There exists an agreement between Surgical Safety Products (SSP/OASiS) and International Business Machines (IBM) for the Oasis TouchPort 2K Project consisting of a Statement of Work (SOW) under the terms of the IBM Customer Agreement (ICA) # AVWJ907. Full Acceptance of this Agreement shall be known as the date of final SSP/OASiS Board of Directors approval. Board of Director's Approval was granted on January 3rd, 2000. IBM has begun work per the Statement of Work under the terms of the IBM Customer Agreement. The intent of the parties is that IBM would be providing a complete implementation and support services solution for 1,200 Oasis TouchPort terminals (kiosks) at an estimated 400 SSP/OASiS end user locations during the 12 month period that started November 29th, 1999. Based on a recent meeting between SSP and IBM and considering the 19 terms and conditions issues in Mr. Sam Norton's memo, a Project Change Request (PCR or Amendment) is appropriate to the original SOW to more clearly define the intent of the parties.

A copy of the SSP/OASiS executed IBM Customer Agreement (ICA) was faxed to Mr. Sam Norton, council for SSP/OASiS, on December 16th, 1999.

A Project Change Request (PCR #1) is entered into this 3rd day of February, 2000 by and between International Business Machines Corporation ("IBM") and Surgical Safety Products, Inc. ("SSP" or "SSP/OASiS") to modify the original IBM Statement of Work (SOW).

All aspects of this agreement, including all services to be performed and fees for same are subject to the mutual agreement between IBM and SSP which shall be memorialized in writing prior to the undertaking of any tasks, incurring of any fees, or expenditure of any monies. Nothing contained herein shall be construed as creating an exclusive arrangement for IBM to provide the services and equipment contemplated hereunder. Any tasks or services to be performed shall be initiated by a written "SSP Work Authorization" to be signed by IBM and
SSP/OASiS prior to undertaking any such services or tasks. The "Work Authorization" form (see attached) will disclose any travel and living expenses that may be billed to SSP/OASiS.

Agreement/Proposal. This Agreement/Proposal is made and entered into by and between INTERNATIONAL BUSINESS MACHINES CORPORATION (hereinafter sometimes referred to as "IBM" or "IBM Global Services") and SURGICAL SAFETY PRODUCTS, INC. (hereinafter sometimes referred to as "SSP" or "SSP/OASIS"). Appendix D sets forth the signatures of the parties to this Agreement.

     SSP/OASiS and International Business Machines Corporation are finalizing and will continue to refine a business relationship to deploy the OASiS TouchPort systems to SSP/OASiS end-customers throughout the United States. The intent of this Statement of Work is to define the initial stages of this relationship and to leverage the capabilities of each of our respective organizations to provide a high quality solution that is seamless to a wide variety of health care organizations.

     IBM Global Services proposes to provide a methodology based upon Project Management Institute (PMI) principles to SSP/OASiS for the management of the projects within the United States. This Project Management function will provide a base Project Office to be located at the Sarasota SSP/OASiS facility. The function proposed by IBM is to staff a core group of project management and network professionals that understand the SSP/OASiS product set and will engage IBM resources for each end client installation. It is understood that each of these installations will be customized and the IBM team will work with SSP/OASiS to determine the necessary requirements for each. The IBM solution is to develop a Project Office based on SSP/OASiS requirements that will ensure each project installation has the following:



   Project Planning                     Premises Wiring

   Site Surveys                         TouchPort Implementations

   Product Acquisition                  Help Desk Support

   Network Design                       Consulting Services

   Web Site Hosting Services

     The IBM Project Office will identify and engage the necessary engineering resources for each location to develop the plan for primary and secondary TouchPort implementations. These tasks will be jointly coordinated with SSP/OASiS as each opportunity is identified and developed. IBM will provide the resources to provide a seamless solution to each health care facility. IBM will coordinate all activities related to deployment and installation. This approach is predicated on the execution of at least eight pilot TouchPort installations. The Implementation and Support Project Plan will be refined and modified as required to drive efficiency and reduce cost.

     IBM has the experience, technical resources, processes, and tools to mange the day to day implementation and operational tasks and issues involved in a technology rollout of this nature. This approach will free up valuable SSP/OASiS resources to focus on the tasks of TouchPort placements, establishing additional content agreements, and market development.

     The ultimate goal of the IBM Project Office is to provide a Central Point of Contact for SSP/OASiS for deployment and support requirements for each location and to deploy the required resources as defined by the Project, all under a pre-defined methodology for each installation. IBM proposes this functional staffing and organization for a 3 to 6 month period and adjust resources and costs based upon past project experiences and business forecasts. The Project Change Request process will be utilized to make all necessary adjustments as mutually agreed upon by both of us.

1.1 Background


SSP/OASiS   requires  assistance in the design,  deployment and support of their
            OASiS  TouchPort 2K system.  IBM Global  Services has the geographic
            scope  and  personnel  to  provide  this   critical   assistance  to
            SSP/OASiS. IBM Global Services can provide the IT infrastructure necessary for SSP/OASiS to go to market with their products and solutions for the health industry.

1.2 Approach

     Effective Project Management is crucial to the success of Surgical Safety's OASiS TouchPort 2K Infrastructure. For many years IBM has been successful in complex system integration projects because we apply three essential skills:


     Ability to effectively and professionally manage people and the overall project


     Ability to match technical skills to specific work tasks


     Ability to plan and integrate hardware and software to provide sound solutions

            To help SSP/OASiS successfully implement the OASiS TouchPort, IBM will utilize:


     Proven project management techniques


     Proven change control procedures


     A disciplined approach and detailed project plan


     IBM professionals trained in IBM's methodologies for project management


     Subject Matter Experts to provide the required technical know-how to accomplish project tasks.

     The successful completion of any project depends on the careful execution of a well structured and detailed plan. The project installation plan must be developed based on agreed to objectives and well defined goals. The project plan will be developed jointly by IBM and SSP/OASiS, including schedules, processes, and dependencies. This plan will be used to control the project, monitor all activities, track progress, and manage change control. The success of the project will be measured against the defined objectives and the successful implementation of the project plan. By having a detailed plan, problems or changes can be promptly identified and resolved.

     Serving as a focal point, IBM will assign a lead Project Executive to be responsible for the overall success of the project. In addition to the PE, IBM will assign a Project Manager who will manage communications with
     SSP/OASiS's   Project  Manger,   and  coordinate  the  activities  of  IBM,
     subcontractors, and suppliers. The IBM Project Manager will work closely with the Surgical Safety's Project Manager to develop a project plan that satisfies the goals and objectives of SSP/OASiS. The IBM Project manager will provide reports and updates on the IBM and subcontractor activities related to the project.

     Recognizing that the scope of the project may require changes, IBM employs a formal change control procedure. This proven approach will allow SSP/OASiS to make cost and benefit tradeoffs based on an analysis of requested changes. Project Change Requests (PCR) will be the vehicle for communicating change. PCRs describe the requested change, the rational for change, and the effect the change will have on the project. Appendix B describes the PCR process to be used in conjunction with this Statement of Work.


1.3 Staffing

     IBM will provide a Project Office team to assist SSP/OASiS with the management of the OASiS TouchPort 2K. The Project Office team members will fluctuate based on the project schedule. It is anticipated that the IBM Project Office team will nominally consist of six (6) members in the following roles:

            Project Executive (1)
            Project Manager (1)
            Project Support Coordinator (1)
            Project Support Administrator (1)
            Network Subject Matter Experts (1-2)

     These roles will be staffed based on the requirements of the project schedule. Additional project office personnel may be added to address additional project requirements. 2.0 Statement of Work This Statement of Work defines the scope of work to be accomplished by IBM under the terms and conditions of the IBM Customer Agreement (Agreement). The tasks to be performed by IBM are defined and an estimated schedule is provided. In addition, the responsibilities of SSP/OASiS are listed.

     Changes to this Statement of Work will be processed in accordance with the procedure described in "Appendix B. "Project Change Control Procedure". The investigation and the implementation of changes may result in modifications to the Estimated Schedule, Charges, and/or other terms of the Agreement. The following are incorporated in and made part of this Statement of Work:


     Appendix A "Deliverable Guidelines"


     Appendix B "Project Change Control Procedure"


     Appendix C "Hardware/Software"

     Appendix D "Signature Document"


     Appendix E. "Review and Approval Procedure"



2.1 Project Scope

     SSP/OASiS has requested IBM to provide Project Management services to assist with their OASiS TouchPort 2K Implementation Project. IBM will provide Roll-Out Services for 1,200 SSP/OASiS Touchports, beginning December 1, 1999 and ending on November 30, 2000 at an estimated 400 SSP/OASiS end customer locations. The Services specified below are to be provided by IBM and authorized by SSP/OASiS.

     IBM will assemble a team to establish a Project Office with adequate resources to provide the following services:


     Product Procurement Services


     Site Surveys


     Network Design Services


     Site Preparation Services


     TouchPort Implementation Services


     TouchPort Support Services



2.2 Key Assumptions

     This Statement of Work, and IBM's estimates to perform the Statement of Work, are based on the following key assumptions. Deviations that arise during the proposed project will be managed through the procedure described in "Appendix B. Project Change Control Procedure".

IBM will provide and staff an IBM Project Office for SSP/OASiS, which may be remote to SSP/OASiS and the TouchPort "installed at" locations. The IBM Project Office will manage pre- and post-implementation issues including after installation end user support (help desk) problem escalations concerning the availability (uptime) of each TouchPort.

IBM will provide Level 1 & 2 End User Support Services (help desk), 24hr x7 day coverage, via IBM provided toll free call-in number. End User Support staffing will be matched to call volumes. All Level 3 problems will be escalated to the SSP/OASiS support staff in Sarasota, FL.

IBM will provide "hot swap" depot hardware replacement and repair services after installation, at any TouchPort "installed at" location covered by this agreement and serviced next day by UPS, Federal Express or Airborne with coverage to be next business day. IBM will provide an on-site technician to perform the swap out. "Installed at" locations not serviced by these express delivery service providers will be serviced by IBM on a best efforts basis. IBM's target objective, for covered devices, for repair or replacement of a failed TouchPort, TouchPort peripheral, data network cabling, or network related hardware is 72 hrs or less.

IBM will bill SSP/OASiS a monthly service charge (MSC) for the above described support services according to Scenarios "A", "B", and "C" schedule of charges included and made part of this Statement of Work.

Funding and Invoicing:

1. Prior to IBM issuing purchase orders to non-IBM suppliers for any items required to deliver the scope of the work SSP/OASiS and IBM will:


     a. mutually agree on a comprehensive IBM invoicing plan to SSP/OASiS in line with the business objectives of SSP/OASiS,


     b. mutually agree on a SSP/OASiS plan for the payment of all IBM invoices generated as a result of IBM's execution of the deliverable elements described in this Statement of Work and,


     c. additionally SSP/OASiS must identify any sources of working capital that may be obtained to satisfy IBM

d. SSP/Oasis must first issue to IBM an "SSP Work Authorization", in writing, prior to any costs being incurred.

e. The "Work Authorization" form (see attached) will disclose any travel and living expenses that may be billed to SSP/OASiS.


1.   We  have  assumed  for  planning   purposes  a  straight-line   time  frame
     implementation; 1,200 Kiosk installed during 12 months in 400 locations. (100% Desktop units, 0% floor standing units).


2. The success of this project will require the active participation of both SSP/OASiS and IBM personnel. The appropriate SSP/OASiS personnel will be available for consultation (i.e. interviews, workshops, review sessions, etc.) throughout the duration of this project. IBM will attempt to schedule this time so as to minimize the impact on the day-to-day responsibilities of Surgical Safety's staff.


3. Written and/or electronic documentation exists and will be provided as it pertains to the objectives and scope of this project. SSP/OASiS will provide access to any available information required by the IBM project team to complete their tasks.


4. SSP/OASiS will obtain and provide information, data, decisions, and approvals, within three working days of IBM's request unless SSP/OASiS and IBM agree to an extended response time.

5. Site survey activities will take place an estimated three (3) to six (6) weeks prior to the installation activities.

Hardware and Software Environment:

1.   IBM will provide the hardware and software described in Appendix C.


2. IBM will not be responsible for detection or removal of asbestos, hazardous waste or other pollutants. It is specifically understood by SSP/OASiS, their end- customers, and IBM that all matters relating to detection and/or abatement or removal of asbestos, hazardous waste or other pollutants are beyond the scope of this contract and that IBM shall not be liable for any delay or additional cost incurred as a result of such detection and/or abatement.


3. IBM will not be responsible under this Statement of Work for the identification or correction of any safety and/or code violations, whether federal, state or local, including but not limited to fire and electrical codes. If IBM should discover any safety and/or code violations during the course of this project, IBM will notify SSP/OASiS and their end-customer of the problem. IBM will not be required to proceed with this work under this Statement of Work until SSP/OASiS and their end-customer remedies such violation, nor will IBM be responsible for delays to the work caused by such violation.


4.   SSP/OASiS is responsible for shipping charges.


5. IBM will follow the SSP/OASiS provided test script prior to certify installation of the Touchports.


6. SSP/OASiS will provide to IBM prior to the rollout of any pilots, "gold disks". These disks will contain all software SSP/OASiS requires to be loaded on to the TouchPorts. IBM will then use these disks in their redistribution efforts. SSP/OASiS will provide a mutually agreed to number of disks to be used by IBM.


7. Desktop TouchPort does not exceed 60 lbs. actual weight or Din weight of 120 lbs./in..


8. Floorstanding TouchPort does not exceed 150 lbs. actual weight or Din weight of 250 lbs./in..


9. No final, production-level, certified product will be delivered until the TouchPort 2 K system product passes UL, FCC and IBM's Product Safety Review Board. If the DFI product fails to meet these requirements, IBM reserves the right to substitute another product, and the charges may be adjusted as the result.

            SSP/OASiS Personnel:

1. SSP/OASiS personnel who will be assigned to this project will have the technical skills necessary to participate in the SSP/OASiS TouchPort work effort.


            IBM  Personnel:


2. Work under this Statement of Work will be performed at SSP/OASiS location in Sarasota, FL. and IBM locations in Orlando, FL.


3. SSP/OASiS will be charged for travel time that exceeds one hour round trip from the point of departure.

 . All travel time, per IBM resource, for the duration of this project, will be billed to SSP/OASiS at the rate of $225/person/hr. and must be prior approved as per the "Work Authorization" process. Resource travel time will be billed to SSP/OASiS for travel one-way to any necessary work location. Travel for IBM Project Office personnel, while performing Project Office Duties, is not billable when traveling within the State of FL to and from the SSP Corporate Center.


3. Some IBM internal activities on this project may be performed on IBM premises. IBM will provide the IBM consultant with access to IBM tie lines, networks, and databases. The time spent on these contract-related IBM internal activities will be billable to SSP/OASiS.


4. IBM will provide services under this Statement of Work during normal business hours, 8:00 am to 5:00 pm Monday through Friday, except national holidays.

            TouchPort Support Services:


1. We have provided for an initial block of 2,500 calls, which may be extended with additional blocks of varying sizes throughout the year.


2. Work under this Statement of Work will be performed remotely at an IBM location.


3.   IBM may use subcontractors to perform some of the proposed work.


4. IBM estimated time frames subjected to delays caused by SSP/OASiS in delivering requested or required information may result in changes to the project schedule and/or additional charges. IBM will inform SSP/OASiS as soon as is practical in this event and the change will be processed in accordance with the procedure described in Appendix B, "Project Change Control Procedure."


5.   Estimated call length of 10 minutes.

6. IBM will provide hot spares/depot repair services for the desktop Touchports and on-site repairs of floor standing Touchports. SSP/OASiS will be responsible for providing a consignment of hot spares for the desktop units.

            Other:

7. Verio ISP monthly connection fees for end-customers are NOT included in this statement of work.


8. If IBM is delayed in the progress of the project by SSP/OASiS or their end-customers by acts or neglect, or the acts or neglect of your employees or separate contractors employed by you, by changes ordered in the project not caused by the fault of IBM or other causes beyond IBM's control, the contract time shall be reasonably extended and/or charges adjusted.


9. Prior to the creation of deliverables, IBM and SSP/OASiS will agree on a format, which will become the basis and standard for acceptance of the deliverable.


10. Any order received 3 business days or less from the on-site due date may incur a labor impact charge of $ 115 per shipment in addition to the applicable expedited transportation costs.

In the case of an already existing SSP/OASiS hospital/customer requiring an additional TouchPort installation in 3 days or less, a labor impact charge (expedite fee) of $115 may be incurred by SSP/OASiS in addition to any applicable expedited transportation costs. This charge will appear on the "SSP Work Authorization Form".


11. Any order received for the next day or same day shipment will be considered an Emergency order. Emergency orders will incur expedited labor charges of $ 240, and expedited transportation charges.

2.3 IBM Responsibilities

2.3.1  Perform Project Management

            Task Description: IBM will provide project management for the IBM responsibilities in this Statement of Work. The objective of this task is to establish a framework for project communications, reporting, procedural and contractual activity. The IBM Project Manager will be responsible for this task. The following subtasks will be performed:

            1.Project Planning


               Review the Statement of Work and the contractual responsibilities of both parties with the SSP/OASiS Project Manager.

               Prepare a detailed project plan that identifies and assigns tasks, major milestones for the efforts of the project team, the estimated dates on which they occur and indications of critical path.

               Develop and revise a Roll-Out schedule with the agreement of the SSP/OASiS Project Manager.

               Coordinate the establishment of the project environment.

               Prepare for the SSP/OASiS TouchPort project team orientation.

            2.Project Tracking and Reporting


               Measure, track and evaluate progress against the project plan.

               Resolve deviations from the project plan with the SSP/OASiS Project Manager.

               Review project tasks, schedules, and resources and make changes or additions, as appropriate.

               Conduct regularly scheduled meetings with the SSP/OASiS TouchPort project team to review project status.

               Review the project progress with the SSP/OASiS Project Manager during the regularly scheduled status meetings.

               Prepare Monthly Status Reports.

               Administer the project change control procedure.

               Review and analyze project change requests.

               Review  the  work  products   being  produced  by  the  SSP/OASiS
               TouchPort project team.

               Completion Criteria: This task will be complete when the project ends.

               Deliverables: The following items will be delivered to SSP/OASiS as a result of this task:

               A Monthly Status Report

            2.3.2  Orient Project Team

            Task Description: The objective of this task is to orient the IBM and SSP/OASiS project participants to SSP/OASiS goals and environment and to the SSP/OASiS TouchPort project management methodology. The orientation consists of the following subtasks:


               1. Orient the project team to the project objectives and approach.


               2. Review the Statement of Work and provide clarification, as required.


               3. Review the project plan, estimated schedule, IBM's and Surgical Safety's contractual responsibilities.


               4.   Review the project change control procedure.


               5.   Orient the team to project management methodology.

          Completion Criteria: This task will be complete when the 1-day orientation session has been held.

            Deliverables: None.


            2.3.3 Project Office Services

            Task Description: The subtasks are:

               1. Serve as a single point of contact for all IBM related activities for SSP/OASiS.


               2. Provide project status reports for Safety Surgical TouchPort implementations.


               3.   Serve   as   an   information   repository   for   SSP/OASiS
                    engagements.

               4. Define clear, concise, repeatable, specific process for the implementation of SSP/OASiS TouchPort solutions.


                    a.   Develop site survey scripts


                    b.   Develop installation scripts


                    c.   Develop customer acceptance and sign-off forms


               5. Prepare a site installation plan to cover the service activities at each SSP/OASiS end-customer location. The plan should include the activities, schedules, and responsibilities for each party; SSP/OASiS, their end-customer, and IBM.


               6. Coordinate necessary partner/vendors/sub-contractors and IBM perform resources ( cabling, ISP, installation, etc.).


               7. Order and schedule for delivery appropriate components (Kiosk and HW equipment).


               8. Prior to the start of this Statement of Work, IBM will designate a person, known as the EUS Customer Care Advocate, to whom SSP/OASiS will address all EUS related project communications. EUS Customer Care services will be provided during normal IBM business hours, 8:30 a.m. to 5:00 p.m., Monday through Friday excluding IBM holidays.

          Completion Criteria: This task will be complete when the project ends.

          Deliverables: The following item will be delivered to SSP/OASiS and their end- customer as a result of this task:



                    Site Installation Plans & Schedules


            2.3.4 Site Survey

            Task Description: The objective of this task is to determine the networking and cabling requirements for the installation of the OASiS TouchPort 2K systems. IBM will perform a site survey at each identified SSP/OASiS end-customer location approximately three weeks prior to installation. The sub tasks are:

                    1.   Determine   Hospital  LAN  gateway  or  ISP  connection
                         requirements;


                    2.   Identify best available LAN or demarc location;


                    3.   Determine   location,   placement,   and  environmental
                         conditions for the TouthPort 2K system;

                    4.   Identify CAT 5 cabling requirements;


                    5. Obtain sign-off from end-customer to utilize their Gateway, if utilized;


                    6. Document electrical/cabling requirements, readiness, and locations for cable drops.

          Completion Criteria: This task will be complete when IBM has completed at the SSP/OASiS identified sites, up to 400 sites.

          Deliverables: The following items will be delivered to SSP/OASiS as a result of this task:

                    4.   One (1) copy of the site survey document

            2.3.5 Network Design Services

          Task Description: The objective of this task is to provide network expertise for the design of the network connection for the system and support of installation projects. The activities to be performed are:

                    1. Review the site surveys to assess the physical and logical networking environment.


                    2. Determine the additional required hardware / software components necessary to connect the system into one of the five following connection scenarios:


                         a.   DSL


                         b.   Frame Relay


                         c.   Fractional T-1


                         d.   T-1


                         e.   ISDN


                    3. Provide product specifications and configuration instructions for the recommended components to facilitate the connection of a TouchPort to the customer's premise network or Internet Service Provider's network.


                    4. Develop Network diagrams, based on input from the Site Surveys and implementation teams, for each individual project.


                    5. Provide telephone support for installation and survey activities.

          Completion Criteria: This task will be complete when the project ends.

          Deliverables: None


            2.3.6 Data Cabling Services

          Cabling Activities: IBM will furnish and install one cable drop per TouchPort at the designated SSP/OASiS end-customer facilities across the US. The Category 5 plenum 300 foot maximum cable run will terminate at an RJ45 surface mount box and face plate at one end and a RJ45 surface mount box and face plate of patch panel at the other end. Up to 15 feet of wire mold could be included at the TouchPort end of the run for aesthetic purposes. IBM has assumed a normal Hospital environment will prevail (drop ceilings, fish able walls, no asbestos).

          Cabling Installation Methods

          IBM  will   follow  all   required   EIA/TIA   installation   methods.
          Specifically, the following installation practices will be adhered to:

               1. The design and installation will be established using cable highways. Hallways will be followed whenever possible. All turns will be 90 degrees observing the manufacturer's specified bend radius, but in no case less than 10 times the cable OD.


               2. Cable support will be provided on a minimum of 10' centers or to local code, whichever is more stringent. IBM will follow all facility support requirements. All cable will run as high as is practical above the level of the suspended ceiling.


               3.   Cable will not be laid upon ceiling tiles.


               4. Cable will not be routed within 12" parallel to electrical circuits. Where data cable must intersect electrical cable, the crossing shall be made at a 90- degree angle.


               5.   No jacks will be installed adjacent to electrical outlets.


               6. In no case will the twisted pair be untwisted more than the specified .5". Sheath removal will be kept to a minimum.


               7. Cable will be installed in such a manner so as not to kink any wire. Any cable kinked during installation will be replaced at IBM expense. When using cable tie-wraps, they will not be tightened in any manner that would damage or kink the cable.

               8.   All cables will be neatly dressed and bundled.


               9.   No twisted pair splicing will be allowed.


               10. Any fire wall penetrations made by IBM will be metal sleeved and will be sealed in an appropriate manner using a fire rated sealant to maintain the fire rating of the wall in accordance with NEC.


               11. All work to be provided by IBM will comply to national, state, and local code


               12.  All work areas will be kept clean by the work crews.


          Cabling Assumptions:

               1. Provision for and the installation of optical fiber or riser cable is NOT included in this statement of work.


               2. Access between the floors exists and is free of obstructions. IBM assumes that core drilling will not be required. Ceilings are standard drop tile and walls are of construction that are fish able. IBM also assumes all floor ducts and conduit will be free and clear of any obstructions and are fish able.


               3.   IBM assumes no expedited freight charges.


               4. IBM assumes that jobs will be started and completed without interruption. Re- mobilization efforts will be billed accordingly, over and above the contracted pricing. Access to all necessary areas is required throughout the installation. Downtime due to limited access will be addressed in a change order.


               5. No allowances have been made to supply conduit, surface raceway, or cable tray. If these types of services are deemed necessary during the survey or installation, will be addressed in the appropriate manner (quote adjustment or change order).


               6.   Permits  (if  required)  are  the   responsibility   of  the
                    end-customer.


               7. Electrical wiring is outside the scope of the statement of work.

          Completion Criteria: This task will be complete when the project ends.
          Deliverables: None


            2.3.7 TouchPort Implementation Services

          Task Description: The objective of this task is to coordinate the resources and activities required for the installation of SSP/OASiS OASiS TouchPort 2K solution. The subtasks are:

               1.   Install  necessary  network   electronics  for  the  network
                    connection;


               2.   Install the OASiS TouchPort 2K Kiosk;


               3.   Install IBM provided UPS;


               4.   Establish network connections between the TouchPort and ISP.


               5.   Verify   operations   by   executing    SSP/OASiS   provided
                    installation verification procedures;


               6.   Complete the Customer Acceptance process.


          Completion Criteria: This task will be complete when the project ends.

          Deliverables: The following item will be delivered to SSP/OASiS as a result of this task for each implementation:


               1.   Customer Acceptance and Sign-off Forms


            2.3.8 TouchPort Support Services

          IBM will provide Single Point of Contact (SPOC) Level 1 & Level 2 telephone assistance for SSP/OASiS Products' clients called End Users. End User Support (EUS) will provide break-fix support for hardware, including assisting on-site vendor technicians and application usage "how-to" on the OASiS TouchPort unit. EUS services will routing sales and vendor related questions to SSP/OASiS. EUS will escalate Level 3 problems to SSP/OASiS for resolution. IBM will provide assistance to SSP/OASiS for a predetermined number of problems (called "Block of Problems").

          Task Description: IBM will provide EUS transition setup in preparation for providing EUS Services to SSP/OASiS. The sub tasks are:




               1. Work with SSP/OASiS to set up a customer profile in the call management system.


               2. Work with SSP/OASiS to create a customized greeting and processes and procedures for remote operations and support and escalation and referral procedures of the SSP/OASiS personnel. Up to 40 hours has been allotted for this task. In the event that additional hours are required, they will be billed on a time and materials basis.

               3. Set up a dedicated toll-free telephone line, to be used exclusively by SSP/OASiS when calling the End User Support Center.


               4. Provide a call center trainer; the trainer will provide training to call center personnel on the call-handling processes and procedures, escalation and referral procedures developed jointly with IBM and SSP/OASiS.

            IBM will perform End User Support Services for SSP/OASiS personnel. The sub tasks are:

               2.   Provide extended coverage, 24 X 7 including holidays.


               3.   Provide   hardware  and  software   support  on  the  OSASiS
                    TouchPort System


               4.   Provide  status  updates,   at  your  request,   during  the
                    resolution of a problem.


               5. Provide SSP/OASiS with access to the end user call activity report data.


          Completion Criteria: This task will be considered complete when the contract end date has been reached, or the Block of Problems has utilized, whichever first occurs.

          Deliverable: Access to the end user call activity report data.


            2.3.9 TouchPort Warranty and Maintenance Services

          IBM will provide in warranty and out of warranty break fix support for the SSP/OASiS Products' TouchPort 2K Touchports. These devices will be serviced on a hot spare depot/repair basis utilizing consigned spares provided by SSP/OASiS. This is the most economically viable service solution and due to the conditions of the manufacturer's warranty and the nature of the device, allowing for minimum impact on end user operations.

The warranties for IBM products and services are referenced in Part 2 (Warranties) of the ICA. IBM will "pass-thru" other equipment manufacturers
(OEM) warranties pertaining to their respective products. IBM does not warrant non-IBM products and services (also stated in the Warranties section of the ICA). The warranty for DFI's kiosks is 1 Year return to depot parts and labor included.

            Task Description:   The sub tasks are:


     6. On-site response time is next business day (depending on city) with immediate next day whole unit replacement (Desktop) or component parts shipped from our Orlando Service Center (Floorstanding). Service requests will be handled by the dedicated toll-free telephone number provided by EUS.

     7. Consigned spares will be shipped from our Orlando Center to minimize SSP/OASiS turn around time.


     8. Provide hot spares shipping support 8:00AM to 5:00PM M- F Orlando time.


     9. Provide status updates, at your request, during the resolution of a problem.


          Completion Criteria: This task will be considered complete when the contract end date has been reached.

          Deliverable: None.


            2.3.10 TouchPort Web Site Hosting Services

          IBM will provide Internet hosting services for the OASiS TouchPort application. These services will consist of a dedicated Microsoft NT
          4.0 server, Internet connections, maintenance and systems administration.

          Task  Description:   IBM  will  provide  a  managed  host  environment
          consisting of:

          10.  Dual PIII 550 MHz processor, with 256K RAM, 4 GB SCSI DASD


          11.  Monitoring of server 24 X 7, 365 days / year.


          12.  All server hardware and maintenance


          13.  Uninterruptible Power Supply, with Generator backup


          14.  Multiple connections to Internet backbone


          15.  50 GB of data transfer per month.


          16.  System Administration:


               a.   Operating System Upgrades


               b.   Supported software upgrades


               c.   Mail Server ( adding/deleting users, mail forwards etc)


               d. Web Server ( adding domains, password protection, server module support)


               e.   FTP Server ( restricting access, setting up new users


               f.   Operating System troubleshooting

               g.   Provide  status  updates,   at  your  request,   during  the
                    resolution of a problem.


          Completion Criteria: This task will be considered complete when the contract end date has been reached.

          Deliverable: None.



            2.4 SSP/OASiS Responsibilities

          The responsibilities listed in this section are in addition to those responsibilities specified in the Agreement and are to be provided at no charge to IBM. IBM's performance is predicated upon the following responsibilities being fulfilled by SSP/OASiS.


            2.4.1 SSP/OASiS Project Manager

          Prior to the start of this Statement of Work under the Agreement, SSP/OASiS will designate a person, called the SSP/OASiS Project Manager, to whom all IBM communications will be addressed and who has the authority to act for SSP/OASiS in all aspects of the contract. The responsibilities of the SSP/OASiS Project Manager include:


          1. Serve as the interface between the IBM project team and all SSP/OASiS departments participating in this project.

          2.   With the IBM Project Manager,  administer  Project Change Control
               in  accordance   with   "Appendix  B.  Project   Change   Control
               Procedure".


          3.   Attend project status meetings.


          4. Obtain and provide information, data, decisions and approvals, within three working days of IBM's request unless SSP/OASiS and IBM agree to an extended response time.


          5. Resolve deviations from project plans that may be caused by SSP/OASiS.


          6. Help resolve project issues and escalate issues within the SSP/OASiS organization, as necessary.


          7. Work with IBM to set up a customer profiles in the call management system.


          8. Work with IBM to create a customized greeting and processes and procedures for remote operations and support and escalation and referral procedures of the SSP/OASiS personnel.


          9.   Be   responsible   for   distribution   and   implementation   of
               corrections.

          10.  Track the usage of SSP/OASiS current Block of Problems.

            2.4.2 Other Responsibilities

          Prior to the start of this Statement of Work under the Agreement, SSP/OASiS will designate technical resources to provide the following support to the IBM/SSP/OASiS project team. Their responsibilities include:


          1. SSP/OASiS personnel assigned to this project will have the technical skills necessary to participate in this effort.


          2. SSP/OASiS will assign subject matter experts to assist the IBM EUS Center with their data collection/due diligence effort throughout the transition period.


          3. SSP/OASiS will provide necessary hardware and software licenses required for support.


          4. SSP/OASiS will work with IBM EUS in creating customized processes and procedures for remote operations and support and escalation and referral procedures.


          5.   Provide Level 3 support for the OASiS Application;


          6.   Provide  90  a  day  rolling  commit   forecast  of  product  and
               installation requirements. SSP/OASiS will be required to purchase and maintain a 60 day rolling inventory of product.


          7. Provide an interface to Surgical Safety's end customers for the IBM Project Team members and Vendors during each project's planning and implementation phases.


          8. Provide installation and verification test scripts for installed equipment and software.


          9. Provide gold disks for all software that will need to be loaded to Kiosk. These gold disks will be used by IBM at the redistribution center to load all Touchports. SSP/OASiS will prepare these gold disks prior to IBM installing any locations. The gold disks will include the following software:


               a.   Microsoft Windows 98 operating system


               a.   OASiS TouchPort 2K application code


               b.   Verio ISP application and communications


          10. Provide documentation showing purchase date (copies of invoices), or other documents, as per the requirements of the manufacturers during the warranty period.

          11. Supply sufficient quantities of consigned inventory, for all hot spare devices to be included in this Maintenance Agreement.


            2.4.3 Laws, Regulations, and Statutes

          SSP/OASiS is responsible for the identification and interpretation of any applicable laws, regulations, and statutes that affect SSP/OASiS that IBM will have access to during this project.

          SSP/OASiS will pay taxes and fees imposed by governmental agencies in the USA or elsewhere as they are assessed on products or services required by or in support of Project implementations.

Governing Laws and applicable court costs, if any, for this Agreement are addressed in the IBM Customer Agreement in Section 1.13.


            2.4.4 Space and Facilities

          SSP/OASiS will provide suitable office space,

at SSP's home officein Sarasota, Florida including

          supplies, furniture, and other facilities with telephone access for up to 2 IBM personnel while working on the SSP/OASiS OASiS TouchPort 2K.

          It is assumed that the project team will be located in a contiguous area and all necessary security badges and clearance will be provided for access to this area. A lockable four or five drawer cabinet will be provided to IBM personnel in accordance with SSP/OASiS security procedures. Required parking spaces will also be provided.


            2.4.5 Security

          SSP/OASiS is responsible for the actual content of any data file, selection and implementation of controls on its access and use, and security of the stored

            2.5 Deliverable Materials

          The following deliverables are classified as Type II Materials, as defined in the IBM Customer Agreement, and will be delivered to SSP/OASiS under this Statement of Work.


          Monthly Project Status Report


          Design and Implementation Reports


          Site survey document

          Site Installation Plans & Schedules

          Customer Acceptance and Sign-off Forms

          Access to End User Support: Monthly Usage Reports

          Hardcopy, Softcopy or both will be provided for each SSP/OASiS end customer


            2.6 Completion Criteria

          IBM shall have fulfilled its obligations under this Statement of Work when any one of the following first occurs:


               IBM    accomplishes    the   IBM   tasks    described   in   "IBM
               Responsibilities",   including   delivery  to  SSP/OASiS  of  the
               materials listed in "Deliverable Materials".


               SSP/OASiS or IBM terminates the Project in accordance with the provisions of the Agreement.


               When the contract end date is reached


            2.7 Year 2000

          IBM is not providing any Year 2000 services under this Statement of Work. IBM Product Specification specify the Year 2000 readiness of the IBM Products. IBM does not make any representations regarding the Year 2000 readiness of non-IBM Products. Under the terms of the Statement of Work, IBM is not responsible for:


          17.  SSP/OASiS products,

          18. a third party's products (including products SSP/OASiS license from IBM's suppliers) or

          19.  IBM's  previously   installed   Products  ("Other  Products")  to
               correctly process or properly exchange accurate date data with the Products or deliverables IBM provides.

          IBM will be relieved of its obligations under this Statement of Work due to the inability of such Other Products to correctly process or properly exchange accurate date data with the Products or deliverables IBM provides to SSP/OASiS. SSP/OASiS, acknowledges that it is Surgical Safety's responsibility to assess its current systems and take appropriate action to migrate to Year 2000 ready systems.

          The Deliverable Materials (Materials) that we provide will be Year 2000 ready. "Year 2000 ready" means that the Materials, when used in accordance with their associated documentation, are capable of correctly processing, providing and/or receiving date data within the twentieth and the twenty-first centuries, provided that all products (for example, hardware, software and firmware) used with the Materials properly exchange date data with it.

          IBM assumes no responsibilities or obligations to cause products or deliverables provided by IBM to accurately exchange date data with such Other Products or to cause such Other Products to accurately exchange date data with products or deliverables provided by IBM



          2.8 Termination

          You may terminate this Statement of Work for convenience upon 60 days prior written notice and satisfaction of any payments due to IBM produced from services performed under this statement of work including reasonable expenses caused by the early termination (for example: cancellation fees of vendor contracts, prepaid expenses, additional staff required to transfer services).

          The following termination charges will apply in the event termination occurs due to change of ownership of SSP/OASiS:

            Within first 3 months of contract acceptance: $ 390,000 Within first 6 months of contract acceptance: $ 260,000 Within first 9 months of contract acceptance: $ 130,000

A. Either IBM or SSP/OASiS may terminate this Agreement for convenience upon at least 60 days prior written notice to the other party. If IBM terminates this Agreement for convenience then any outstanding charges shall be paid to IBM. If SSP/OASiS terminates for convenience or for refusal to pay additional prepayments of future invoices requested by IBM, then the following will apply:

 (a) outstanding invoices issued for work performed, or pending invoicing in process but not issued until completion of SSP/OASiS authorized work will be payable to IBM,

 (b) any sub-contractor or vendor cancellation fees or charges for work performed by them as retained by IBM in accordance with this Statement of Work,

 (c) The cost of any IBM procured items, including, but not limited to, hardware and software held in IBM inventory for scheduled and future installations, and said purchase approved by SSP/OASiS, in accordance with this Statement of Work,

 (d) design, tooling, or start-up fees, previously paid by IBM, and approved by SSP, associated with the costs of customized hardware manufacture of OASiS TouchPorts, and

 (e) any unreimbursed travel completed and non-refundable air fare tickets purchased for future travel, including any reservation cancellation fees or any other travel costs not described in a "Work Authorization Form" approved, or pending approval by SSP/OASiS.

Written evidence of each of the above will be supplied to SSP/OASiS upon written request.

B. Either party may terminate this Agreement if the other party breaches the terms of the Agreement, provided the breaching party has not cured such breach within 15 days after receiving written notice of such breach. Any terms of this Agreement, which by their nature extend beyond its termination, remain in effect until fulfilled or accepted by the respective successors of the undersigned. An early termination fee will apply to any other future Assignor or Assignee who may terminate this agreement within the specified time periods.

In the event SSP/OASiS, exercises its right to terminate this Agreement, (other than a termination resulting from a breach by IBM), and such termination occurs as a result of a sale or assignment by SSP/OASiS or the acquisition of substantially all of its assets to or by a third party purchaser, then, and in that event, SSP/OASiS shall pay to IBM the following early termination fee:

(a) In the event the termination is effective within the first three months following the date of full acceptance of this agreement, SSP/OASiS shall pay to IBM the sum of $390,000.00. (b) In the event the termination is effective following three months from the date of full acceptance of this agreement but within six months from the date of full acceptance of this agreement, SSP/OASiS shall pay to IBM the sum of $260,000.00.

(c) In the event the termination is effective following six months from the date of full acceptance of this agreement but within nine months from the date of full acceptance of this agreement, SSP/OASiS shall pay to IBM the sum of $130,000.00.

NOTE:

(1) The aforesaid early termination fee shall not apply in the case where SSP/OASiS sells all or substantially all of its assets, or assigns this Agreement, and the Purchaser or Assignee accepts the Assignment.

(2) The aforesaid early termination shall apply to any future purchaser, assignor or assignee.


(3) The  governing  laws are covered in section  1.13 of the ICA.  (State of New
York).

(4) IBM will not accept any "TIME IS OF THE ESSENCE" clauses.

(5) IBM will not accept the "In the event of breach..." sentence. Each party will be liable for its own court costs if such situations occur.


            Either of us may terminate this Statement of Work if the other does not comply with any of its terms, provided the one who is not complying is given written notice and 2 weeks time to comply.

            Any terms of this Statement of Work which by their nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assignees.


Notices. All written notices required or permitted hereunder shall be deemed effective and duly ------- given:

(i)  when personally delivered;

(ii) when sent by telephone facsimile (the sender shall also send a "hard copy" following the facsimile, however the notice shall be effective upon the transmission of the facsimile if confirmed by Sender with words "Confirming delivery of notice from ________________");

(iii) one day after depositing in the custody of a nationally recognized receipted overnight delivery service; or

(iv) at least three (3) days after posting in the United States first class, registered or certified mail; and,

in the case of iii or iv above with postage prepaid and addressed to the recipient at its address as set forth as follows:


TO IBM:

Cheryl Young IBM Project Manager

IBM Project Office

315 E. Robinson Street
Orlando, FL  32801
Fax Number:   (770) 659-3407

TO SSP/OASiS:

Surgical Safety Products, Inc.
Attn.: ___________________________________
2018 Oak Terrace, Suite 400
Sarasota, FL 34231
Fax Number: (941) 927-7874

Either party may change its address by giving notice of such change in the manner prescribed above.

     2.9 Estimated Schedule

     The  services  will  be  performed   during  the  period  12-01-99  through
     11-30-2000


     2.10 Charges

     The estimated price for performing the IBM tasks defined in the Statement of Work will be $10,961,600. plus applicable taxes if any. Based on 400 sites with an average of 3 TouchPorts per site. This price is based upon an attached Schedule " PRICING SCENARIO "A" ". PRICING SCENARIO'S "B" and "C" are also attached and are made a part of this Statement of Work as pricing alternatives in certain deployment situations which may require less networking and/or connectivity services. Any single site installation charge and associated product costs will not exceed Schedule "A" estimate per Key Assumptions as stated. SSP/OASiS will be billed for actual work performed including hardware, cabling services, help desk, and break-fix support. Any out of scope charges to be prior approved by SSP/OASiS management. The charges and invoicing are as follows:

     Initial Payment:

          Prepayment of Product and Services :

               $100,000 upon contract acceptance to be applied immediately to any IBM invoices due.

               Additional prepayments may be requested upon exhaustion of initial prepayment.

Additional terms may be requested upon exhaustion of initial prepayment if any outstanding IBM invoice to SSP/OASiS becomes more than 30 days past due.

     Per Problem Pricing: End User Support

     Included in the Per site and Per TouchPort charges. The contract period is the lesser of one year or until all problems have been used.


                                    Extended
        BLOCK SIZE                   24 x 7
                               Including Holidays
-------------------------     ----------------------
      2,500 included           $29 each for add'l
-------------------------     ----------------------
500 Routed Calls included      $10 each for add'l
-------------------------     ----------------------

     We will notify your designated contact when the 250 calls remain from a purchased Block of Problems. If an End User should call for support after all calls have been used , it will be considered as authorization for us to deliver service beyond the current Problem Block limit unless SSP/OASiS notifies the IBM Project Manger or Project Executive in writing not to accept any further calls.

     Service will continue for thirty (30) days after our notification to your designated contact. If you purchase an additional Block(s) of Problems and renew the contract period, the problems used during the 30-day extension will be deducted from the new Block. If you do not purchase an additional Block of Problems, you will be invoiced for Services provided during the 30-day extension at the per Problem rate of the last Block purchased.

            In addition, SSP/OASiS will reimburse IBM for:

               the actual travel and living expenses, upon prior approval by SSP/OASiS, incurred in providing these services.

               actual shipping from the integration facility in Orlando, FL to the installation site shipping to and from the Orlando, FL depot repair facility from either of 1) an installed location and/or 2) from any retained kiosk manufacturer to Orlando, FL or an installed site location.

            2.11 Definition of Terms

This  section  provides  definitions  of the terms as used in this  Statement of
Work: End-Customer - SSP/OASiS Product's customer, the Hospital or Medical establishment which is the user of the OASIS TouchPort 2K system.

Site - The end-customer location which contains the point of demarcation, network router and data cable termination.

Level 1 Support - The 'level one' (L1) service is to answer 'how to' questions. The scope of this activity is rooted in the notion that all answers to such inquiries can be found within the documentation supplied to the end user as an integral component of the product.

Level 2 Support -The 'level two' (L2) service is to augment level one service with a supplementary skill base that reflects experience in supporting operating system(s) and similar product(s) when feasible. Its scope is limited to providing solutions that are published to the public domain and in general acceptance, or to provide solutions that have been proscribed by a L3 entity for particular problems or for technical scenarios they describe.

Level 3 Support - The 'level 3' (L3) service is 'ownership' by the help desk of all problems that cannot be resolved at L2 that have been appropriately escalated. This support includes but is not limited to, product defect support.

Vendor - A provider of certain services to a customer.

Deliverable - Materials delivered to a customer to support the services being delivered.

End Users - We will consider end users to be only the personnel you authorize to use contracted EUS services.

In Scope - Items included within or covered by the scope of this document.

Problem - A singular request for assistance on a specific product. Requests for assistance on different problems with the same product will be considered to be multiple problems. Closure of a problem occurs when we provide an answer to the end user, which may include referring the end user to the appropriate source for resolution. If such answer does not solve the problem, subsequent calls may be placed under the original problem number. A problem may involve multiple conversations (calls) or actions such as (1) the initial end user request, (2) off-line research, (3) a callback from us to the end user and (4) closure of the problem.

Call - An end user's contact with the EUS Center. There may be one or more calls from the same end user on the same problem.

Call Management System (CMS) - The software used by IBM's EUS personnel to log and track reported problems

            Appendix A  Deliverable Guidelines


            A.1 Monthly Status Report

            Purpose:  IBM will  provide  Monthly  Status  Reports  advising  the
            SSP/OASiS Project Manager of the progress and status of the IBM activities. The report will outline the IBM activities and describe the status of tasks worked on during that period. Significant accomplishments, milestones, and problems will be identified.

            Content: The report will consist of the following, as appropriate:


               Activities performed during the during the reporting period


               Activities planned for the next reporting period


               Project change control summary


               Problems, concerns, and recommendations


               Other items of importance

            Delivery: IBM will deliver one copy of this document in reproducible format.


            A.2 Design and Implementation Reports

     Purpose: These are work products that will be utilized by the IBM / SSP/OASiS team in the implementation of IBM / SSP/OASiS solutions.

     Content: These reports are and will consist of:

               Site survey document

               Site Installation Plans & Schedules

               Customer Acceptance and Sign-off Forms

            Delivery:   IBM  will  deliver  one  copy  of  these   documents  in
            reproducible format for each SSP/OASiS end customer project.

            A.3 End User Support: Monthly Usage Reports

     (Access to) The Summary of End User Call Activity Report

     Purpose: The Summary of End User Call Activity Report will allow SSP/OASiS to review such items as:

               1.   If problem was regarding hardware or software;


               2.   Type of problem being reported;


               3.   Which SSP/OASiS end user was placing the call;


               4.   Number of calls placed;


               5.   Length of problem;


               6.   Overall usage of the service.

     Content: The Summary of End User Call Activity Report will consist of SSP/OASiS call activity data.

     Delivery: Electronic access to the Report will be provided to the SSP/OASiS Primary Contact

     Appendix B Project Change Control Procedure

     The following provides a detailed process to follow if a change to this Statement of Work (SOW) is required.


          A Project Change Request (PCR) will be the vehicle for communicating change. The PCR must describe the change, the rationale for the change and the effect the change will have on the project.


          The designated Project Manager of the requesting party will review the proposed change and determine whether to submit the request to the other party.


          Both Project Managers will review the proposed change and approve it for further investigation or reject it. IBM will specify any charges for such investigation.

          IBM will specify any applicable charges for such investigation prior to the investigation being performed.


          If the investigation is authorized, the Project Managers will sign the PCR which will constitute approval for the investigation charges. IBM will invoice SSP/OASiS for any such charges. The investigation will determine the effect that the implementation of the PCR will have on price, schedule and other terms and conditions of the Agreement.


          A written Change Authorization and/or Project Change Request (PCR) must be signed by both parties to authorize implementation of the investigated changes.

                          Appendix C Hardware/Software

          The following list contains the specific IBM/OEM part #'s, options, and quantities of equipment and software being proposed to SSP/OASiS. IBM shall provide SSP with a copy of all product warranties issued by the manufacturer.

          1,200 OASiS TouchPort 2K Systems per the following configuration:

  Mfg.       Description                        Quantity
-------      --------------                     -------
  DFI        TouchPort 2K Desktop Kiosk          1,200
             15" Display

  APC        BK 200 UPS                          1,200

  CICSO      Router 675                          < 400
             Router 804                          < 400
             Router 1604                         < 400
             Router 1720                         < 400
             Hub    1538                         < 400

                          Appendix D Signature Document


                 Statement of Work for Project Support Services
                                 Custom Services


Scope of Services, Completion Criteria, charges, and other applicable terms:

Both of us agree that, 1) this Statement of Work defines the scope of work to be accomplished by IBM under the terms and 2) the conditions of the IBM Customer Agreement (Agreement).

Project Scope: See Statement of Work for: OASiS TouchPort 2K Project Estimated Charges: $ 10,961,600.
See Charges Section on the attached Statement of Work.
-----------------------------------------------------------------------------

This document is a Statement of Work to the IBM Customer Agreement - Project Support Services. Each of us agrees the complete agreement between us about these Services consists of 1) this Statement of Work and 2) the IBM Customer Agreement or IBM Customer Agreement - Project Support Services, as applicable ( or any equivalent agreement signed by both of us).

Agreed to (IBM Customer Name):              Agreed to:
SSP/OASiS                                   International Business Machines
                                            Corporation

By ____________________________________     By ___________________________
   Authorized Signature                        Authorized Signature

Name (type or print)                        Name (type or print)
Date:                                       Date:
Customer Number:  8666266                   Reference Agreement Number:  HQ12291
Customer Address:  SSP/OASiS                Statement of Work number : 7K30814
            2018 Oak Terrace                IBM Office number:   442
            Sarasota, FL 34231
Estimated Start Date:  December 1, 1999     IBM Office Address:
Estimated End Date:   November  30, 2000

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                         Appendix E Review and Approval

          Procedure

          Each deliverable document, as defined by the Deliverables under IBM Responsibilities, will be approved in accordance with the following procedure:

          7. One (1) printed draft of the deliverable document will be submitted to the SSP/OASiS Project Manager. It is the SSP/OASiS Project Manager's responsibility to make and distribute additional copies to other reviewers.


          8. Within five (5) days the SSP/OASiS Project Manager will either approve the deliverables or provide the IBM Project manager a list of requested changes. If no response is received from the SSP/OASiS Project manager within five (5) days, the deliverable will be deemed approved.

            The IBM Project Manager will submit the updated final version to the SSP/OASiS Project Manager for approval. The SSP/OASiS will confirm that the requested changes were made and give final approval within three (3) days, the deliverables will be deemed approved.




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